EXHIBIT 10.14+
Award No. 00073461
INTUIT INC. 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Restricted Stock Unit for CEO
(Performance-Based Vesting)
Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a restricted stock unit award (“Award”) pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), for the number of shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”) set forth below. Except where noted herein, all capitalized terms in this Grant Agreement (“Agreement”) that are not defined in this Agreement have the meanings given to them in the Plan. This Award is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. This Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan, as interpreted by the Committee, shall apply.

Name of Participant:	Stephen M. Bennett
Employee ID:
Address:

Number of Shares:	100,000
Date of Grant:	August 25, 2006
First Vesting Date:	July 31, 2007
Second Vesting Date:	July 31, 2008
Performance Goals to Begin Time-Based Vesting: The first (1) net revenue growth and (2) operating income growth targets attached hereto on Exhibit A (the “2007 Performance Goals”) must be achieved between August 1, 2006 and July 31, 2007 and certified by the Compensation and Organizational Development Committee (the “Committee”) in order for fifty percent (50%) of the Number of Shares to vest on the First Vesting Date. The Committee will make such certification as soon as reasonably possible after July 31, 2007 provided that no payment will be made prior to certification. If the Committee determines that the fiscal year 2007 Performance Goals were not met by July 31, 2007, fifty percent (50%) of the Number of Shares subject to the Award shall terminate upon the date of such determination.
The second (1) net revenue growth and (2) operating income growth targets attached hereto on Exhibit A (the “2008 Performance Goals”) must be achieved between August 1, 2007 and July 31, 2008 and certified by the Committee in order for the remaining fifty percent (50%) of the Number of Shares to vest on the Second Vesting Date. The Committee will make such certification as soon as reasonably possible after July 31, 2008 provided that no payment will be made prior to certification. If the Committee determines that the fiscal year 2008 Performance Goals were not met by July 31, 2008, the unvested portion of the Award shall terminate upon the date of such determination.
1.	In the event of your Termination prior to the First Vesting Date or Second Vesting Date (each a “Vesting Date”), the following provisions will govern the vesting of this Award:
(a)	Termination Generally: In the event of your Termination prior to a Vesting Date for any reason other than as expressly set forth in the other subsections of this Section 1 of the Agreement, regardless of any satisfaction of the 2007 Performance Goals and 2008 Performance Goals, this Award will terminate without having vested as to any of the then unvested shares subject to this Award and you will have no right or claim to anything under this Award.

(b)	Termination due to Death or Total Disability: In the event of your Termination prior to a Vesting Date due to your death or Total Disability, this Award will vest as to 100% of any unvested Shares on your Termination Date. For purposes of this Award, Total Disability shall have the meaning given “total disability” in Section 5.6(a) of the Plan.

(c)	Termination Following a Change in Control: In the event of your Termination Following a Change in Control by the Company or its successor prior to a Vesting Date, but on or within one year following the date of a Corporate Transaction, you will automatically vest in 100% of the unvested Shares on your Termination Date (subject to any reduction due to Section 4999 of the Code as provided in Section 8(c) of your Amended and Restated Employment Agreement dated July 30, 2003). For purposes of this Award, Termination Following a Change in Control is defined in your Amended and Restated Employment Agreement dated July 30, 2003.

(d)	Termination due to Involuntary Termination or without Cause: In the event of your Termination prior to the First Vesting Date due to your Involuntary Termination or Termination without Cause, you will vest pro-rata in a percentage of the Number of Shares equal to the number of full months of your service since the Date of Grant divided by twenty-four months, rounded down to the nearest whole share of Intuit Common Stock. In the event of your Termination following the First Vesting Date but prior to the Second Vesting Date due to your Involuntary Termination or without Cause, you will vest pro-rata in a percentage of the remaining 50% of the Number of Shares outstanding equal to your number of full months of service since the First Vesting Date divided by twelve months, rounded down to the nearest whole share of Intuit Common Stock. For purposes of this Award, “Involuntary Termination” “Termination without Cause” and “Cause” shall be defined as set forth in your Amended and Restated Employment Agreement dated July 30, 2003.
2.	Issuance of Shares under this Award: The Company will issue you the Shares subject to this Award on the applicable Vesting Date, or as soon as reasonably possible after certification as set forth above. In the event of vesting pursuant to Section 1(b), (c) or (d) above, the Shares will be issued following termination of your employment with Intuit provided that such issuance will occur no earlier than six months and one day after the date of termination of your employment with Intuit, except when earlier issuance would not trigger the additional tax imposed by Section 409A of the Code. Until the date the shares are issued to you, you will have no rights as a stockholder of the Company.

3.	Withholding Taxes: This Award is generally taxable for purposes of United States federal income and employment taxes upon vesting based on the Fair Market Value on the applicable Vesting Date. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, social security tax, payroll tax, payment on account or other tax related to withholding obligations that arise under this Award and, if applicable, any sale of Shares of the Common Stock. The Company shall not be required to issue shares of the Common Stock pursuant to this Award or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied. Unless otherwise agreed to by the Company and you, these obligations will be satisfied by the Company withholding a number of shares of Common Stock that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations.

You are ultimately liable and responsible for all taxes owed by you in connection with this Award, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of this Award or the subsequent sale of any of the shares of Common Stock underlying the shares that vest. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability.

4.	Disputes: Any question concerning the interpretation of this Agreement, any adjustments to be made thereunder, and any controversy that may arise under this Agreement, shall be determined by the Committee in accordance with its authority under Section 4 of the Plan. Such decision by the Committee shall be final and binding.

5.	Other Matters:
(a)	The Award granted to an employee in any one year, or at any time, does not obligate the Company or any subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any subsidiary or other affiliate) might grant an award in any future year or in any given amount.

(b)	Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment upon which you may rely.

(c)	Notwithstanding anything to the contrary in this Agreement, the Company may reduce your Award if you change classification from a full-time employee to a part-time employee.

(d)	This Award is not part of your employment contract (if any) with the Company, your salary, your normal or expected compensation, or other renumeration for any purposes, including for purposes of computing benefits, severance pay or other termination compensation or indemnity.

(e)	Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intuit Inc., a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Award granted hereunder shall be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.
This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 14 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company at its address set forth in this Agreement, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address.
The Company has signed this Award Agreement effective as the Date of Grant.

INTUIT INC.
2632 Marine Way
Mountain View, California 94043

By:	/s/ Kiran M. Patel

Kiran Patel, Chief Financial Officer

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